Exhibit 5.1

[STB Letterhead]

February 17, 2012

Toll Brothers Finance Corp.

250 Gibraltar Road

Horsham, Pennsylvania 19044

Ladies and Gentlemen:

We have acted as counsel to Toll Brothers, Inc., a Delaware corporation (the “Company”), Toll Brothers Finance Corp., a Delaware corporation (the “Issuer”), and the certain subsidiaries of the Company (other than the Issuer) named as co-registrants in the Registration Statement (as defined below) (each, a “Guarantor,” and together with the Company, the “Guarantors”) in connection with the Registration Statement on Form S-4 (File No. 333-179380) (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Upon the terms and subject to the conditions set forth in the prospectus contained in Registration Statement (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), the Issuer is offering to issue up to $300,000,000 aggregate principal amount of 5.875% Senior Notes due 2022 (the “Senior Notes”), which will be unconditionally guaranteed by the Company and the other Guarantors (the “Guarantees”), in exchange for any and all of its outstanding 6.875% Senior Notes due 2012 and 5.95% Senior Notes due 2013 (the “Exchange Offer”). The Senior Notes and the Guarantees will be issued under an Indenture, dated as of February 7, 2012 (the “Base Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the authorizing

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resolutions of the Boards of Directors of the Issuer and the Company (the “Authorizing Resolutions”). The Base Indenture, as supplemented by the Authorizing Resolutions, is hereinafter referred to collectively as the “Indenture.”

We have examined the Prospectus, the Letter of Transmittal, the Indenture (including the Guarantees set forth therein), duplicates of the global note representing the Senior Notes and the Dealer Managers Agreement dated February 3, 2012 (the “Dealer Managers Agreement”), among the Issuer, the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBS Securities Inc., as dealer managers. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that at the time of execution, authentication, issuance and delivery of the Senior Notes in exchange for the Outstanding Securities, for each of the Guarantors not incorporated or organized in the State of Delaware or New York, as the case may be: (a) such Guarantors will be validly existing under the laws of their respective jurisdictions of

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incorporation or organization, as the case may be, will have all requisite corporate or other organizational power and authority and will have taken all requisite corporate or other organizational action, and will have received and be in compliance with all governmental, judicial and other consents, authorizations, approvals and orders, if any, necessary to enter into and perform their respective obligations under the Indenture and the Guarantees; (b) the execution, delivery and performance of the Indenture and the execution, issuance, delivery and performance of the Guarantees by such Guarantors will not violate the certificate of incorporation, certificate of formation, certificate of limited partnership, by-laws, limited liability company agreement and partnership agreement, as the case may be, of such party or the law of its state of incorporation or organization or any other applicable law; and (c) the Indenture has been duly authorized, executed and delivered by such Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming the due execution, authentication, issuance and delivery of the Senior Notes in accordance with the Exchange Offer and otherwise in accordance with the provisions of the Indenture, the Senior Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2. Assuming the due execution, authentication, issuance and delivery of the Senior Notes in accordance with the Exchange Offer and otherwise in accordance with the provisions of the Indenture, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

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We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP